Exhibit 10.1

AMENDMENT TO CREDIT AGREEMENT AND REVOLVING NOTE

This amendment (“Amendment”) dated August 16, 2022 is made between DAKTRONICS, INC., a South Dakota corporation (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A.Borrower and Lender have executed a Credit Agreement dated November 15, 2016, as amended and/or restated from time to time (the “Agreement”) and Borrower has executed a Revolving Note dated November 15, 2016, as amended and/or restated from time to time (the “Note”). The Agreement, the Note, and all collateral and/or other documents, which may or may not be identified in the Agreement and Note, which evidence, supplement, secure or otherwise relate to the credit facility which is evidenced by the Agreement and Note, as amended and/or restated from time to time, are collectively referred to as the “Loan Documents.” The Loan Documents set forth the terms and conditions upon which Borrower obtained a loan from Lender in the principal amount of $35,000,000, as such amount has been or may be amended from time to time according to the terms of the Loan Documents.

B.Borrower has requested that Lender temporarily increase the Revolving Commitment Amount and permit certain modifications to the Agreement and Note as described below.

C.Lender has agreed to such modifications, but only upon the terms and conditions outlined in the Amendment.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, Borrower and Lender agree as follows:

ADDITIONS, DELETIONS OR CHANGES IN TERMS

The following provisions are added to the Agreement and Note or, if so indicated below, specified provisions of the Agreement and Note are modified, in part, or deleted or performance thereof is waived to the extent provided below. If any provision or partial provision added below already exists in the Agreement or Note, such provision is restated in its entirety. Capitalized terms used in the Amendment and not otherwise defined herein will have the meanings ascribed to them in the Agreement and Note.

Temporary Increase in Revolving Commitment Amount. From and including the date of this Amendment to October 30, 2022, the Revolving Commitment Amount is increased from $35,000,000 to $45,000,000. On October 31, 2022 the Revolving Commitment Amount will revert back to $35,000,000. Principal is payable on October 31, 2022 to pay down the principal balance of the Revolving Loans to $35,000,000.

Definitions. The following defined terms in Section 1.1 of the Credit Agreement are amended and restated to read:

“Adjusted Fixed Charge Coverage Ratio” means, with respect to any fiscal period of determination with respect to the Borrower, the ratio of:

(a) EBITDAR minus the sum of (i) income tax expense (but excluding cash used to repurchase any stock), (ii) cash dividends (with the exception of any U.S. Bank approved special cash dividend) and (iii) the MCAPEX Reserve to

(b) interest expense or cash interest plus all required principal payments on indebtedness including, but not limited to, all principal payments on acquisition related contingent liabilities, all payments with respect to Capitalized Lease Obligations, and rent expense.

“EBITDA” means, with respect to any fiscal period of determination, the net income of the Borrower before deductions for income, taxes, interest expense, depreciation, amortization, and non-cash stock based compensation inclusive of addback or deduction of non-cash loss or (income) of equity investments and addback or deduction of non-cash loss or (gain) on sales of assets, all as determined in accordance with GAAP.

“EBITDAR” means, with respect to any fiscal period of determination, the net income of the Borrower before deductions for income, taxes, interest expense, depreciation, amortization, non-cash stock based compensation inclusive of addback or deduction of non-cash loss or (income) of equity investments and addback or deduction of non-cash loss or (gain) on sales of assets, and rent all as determined in accordance with GAAP.

“IBD” means all interest bearing obligations, including those represented by bonds, debentures, or other debt securities, but excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.

“MCAPEX Reserve” means a reserve for maintenance capital expenditures on a trailing 12-month basis, incrementally increased as follows:

July 30, 2022 $6,500,000
October 29, 2022 $7,000,000
January 28, 2023 $7,500,000
April 29, 2023 and thereafter $8,000,000

“Revolving Commitment Amount” means $45,000,000 from August 16, 2022 to October 30, 2022 and $35,000,000 from and after October 31, 2022, as such amount may be modified (a) pursuant to Section 2.4 or (b) otherwise from time to time pursuant to the terms hereof.

Financial Reporting. Borrower will furnish to Lender, from time to time, additional information as Lender requests including, but not limited to, financial and cash flow forecasts.

Financial Covenants. Section 6.16 of the Credit Agreement is amended and restated to read:

6.16 Financial Covenants.

(a) Adjusted Fixed Charge Coverage Ratio. Borrower will not permit the Adjusted Fixed Charge Ratio, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be less than 1.25 to 1.00; provided, however, for fiscal quarter periods ending October 29, 2022 (2Q23) and January 28, 2023 (3Q23), the Adjusted Fixed Charge Coverage Ratio will be calculated using quarter ending results at a minimum covenant ratio level of 2.00 to 1.00. The Adjusted Fixed Charge Coverage Ratio will revert back to a trailing 12-month basis calculation beginning with fiscal year ending April 29, 2023 and periods thereafter at a minimum covenant ratio of 1.25 to 1.00.

(b) IBD/EBITDA Ratio. Borrower will not permit the ratio of its IBD to EBITDA, determined as of October 29, 2022 (2Q23) for the then most-recently ended four (4) fiscal quarters, to be greater than 6.00 to 1.00. Thereafter, beginning with the fiscal quarter period ending January 28, 2023 (3Q23), Borrower will not permit the ratio of its IBD to EBITDA determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be greater than 2.50 to 1.00.

Equity Investments. The following Section 6.20 is added to the Credit Agreement:

6.20 Equity Investments. The Borrower will not make purchases of equity investments which exceed $3,000,000 within a 12-month period, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, without the prior written approval of Lender.

MISCELLANEOUS TERMS

Effectiveness of Prior Documents. Except as specifically modified by this Amendment, the Agreement, the Note, and the other Loan Documents will remain in full force and effect in accordance with their respective terms. Borrower acknowledges the Agreement, the Note, and the other Loan Documents remain the legal and binding obligations of Borrower, free of any claim, defense, or offset. All warranties and representations contained in the Agreement and Note and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.

No Waiver of Defaults. This Amendment will not be construed as or be deemed to be a waiver by Lender of existing defaults by Borrower, whether known or undiscovered.

Authorization. The officers signing on behalf of the Borrower represent and warrant that the execution and delivery of this Amendment has been fully authorized by all necessary company action.

Counterparts. The Amendment may be signed in any number of counterparts, each of which will be considered an original, but when taken together will constitute one document.

Further Assurances. Borrower will promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation of any Loan Document. Promptly upon request by Lender, Borrower will also do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Lender may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto Lender the rights granted now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that Borrower may be or become bound to convey, mortgage or assign to Lender in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. Borrower will furnish to Lender evidence satisfactory to Lender of every such recording, filing or registration.

Copies; Electronic Records. Borrower acknowledges the receipt of a copy of the Amendment and all other Loan Documents. Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the Amendment, and any or all of the Loan Documents. Lender may store each such electronic image in its electronic form and then destroy the paper original as part of Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity, and enforceability as the paper original. To the extent permitted by law, Borrower and Lender agree that Lender may convert the Note into a “transferable record” or the equivalent thereof as defined in applicable law and that such transferable record will be the authoritative copy of the Note. Lender, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

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SIGNATURE PAGE TO
AMENDMENT TO CREDIT AGREEMENT AND REVOLVING NOTE

BORROWER:

DAKTRONICS, INC.

By /s/ Reece A. Kurtenbach
Reece A. Kurtenbach
Chief Executive Officer

By /s/ Sheila M. Anderson
Sheila M. Anderson
Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By /s/ Marie Fredrickson
Marie Fredrickson
Senior Vice President